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                                                                       Exhibit J

Dart Group to Be Acquired by Richfood Holdings

LANDOVER, Md., April 9 /PRNewswire/ -- Richard B. Stone, Chairman of Dart Group Corporation (Nasdaq: DART - news), announced today that Dart has entered into a definitive merger agreement with Richfood Holdings, Inc. (NYSE: RFH - news) that provides for the acquisition of Dart by Richfood at a price of $160 per share in cash. The company's Board of Directors unanimously approved the Richfood tender offer and the execution of the merger agreement.

Under the terms of the merger agreement, Richfood will commence a cash tender offer for all outstanding shares of Dart's common stock at $160 per share within five business days. The completion of the tender offer is not subject to financing, but is subject to a number of other customary conditions, including a majority of Dart's outstanding shares on a fully diluted basis being tendered and the expiration of the waiting period under the Hart-Scott-Rodino Act. Following the successful completion of the Richfood tender offer, all shares not purchased in the tender offer will be converted in a subsequent merger into the right to receive $160 per share in cash and Dart will become a wholly owned subsidiary of Richfood. The merger is also subject to various conditions.

Mr. Stone said, "We are very pleased to have achieved this transaction which we believe to be in the best interests of our shareholders."

Wasserstein Perella & Co., Inc. acted as financial advisor to Dart.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward looking statements. Actual results may differ materially from those projected in the forward looking statements, which statements involve risks and uncertainties, including the satisfaction of the conditions to the tender offer and merger contained in the Merger Agreement. Investors are directed to the other risks discussed in documents filed by the Company with the Securities and Exchange Commission.


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